Exhibit 99.4

FOR IMMEDIATE RELEASE

CIT AND ROLLS-ROYCE FINALIZE AGREEMENT FOR TRENT 7000

ENGINES FOR AIRBUS A330-900neo FAMILY AIRCRAFT

NEW YORK & FARNBOROUGH AIR SHOW – July 16, 2014 – CIT Group Inc. (NYSE: CIT), a global leader in transportation finance, and Rolls-Royce today announced from the Farnborough International Air Show that they signed a definitive agreement for 15 shipsets of Trent 7000 engines to power CIT’s recent order of 15 Airbus A330-900neo (new engine option) family aircraft. Deliveries are initially scheduled to begin in 2018.

“These newly designed engines, which will power our recent order of A330-900neo aircraft, will provide increased fuel efficiency to our customers and ensure that we continue to maintain one of the most technologically advanced fleets in the industry,” said Jeff Knittel, President of CIT Transportation & International Finance.

Eric Schulz, Rolls-Royce, President, Civil Large Engines, said, “We are delighted to sign this agreement with CIT for our newly-launched Trent 7000 engine. We look forward to delivering outstanding engine performance and reliability to a customer that has already selected three other Trent engine types.”

The new Trent 7000 engine brings together:

•         Experience from the Trent 700 - the engine of choice for the current A330;

•         Architecture from the Trent 1000-TEN - the latest version of the Trent 1000 engine;

•         Latest technology from the Trent XWB - the world’s most efficient large civil engine.

The 68-72,000lb thrust Trent 7000 will deliver a step change in performance and economics compared to the current version of the Trent 700. It will improve specific fuel consumption by ten per cent; have twice the bypass ratio; and will halve perceived noise.

The first engine test run for the Trent 7000 is planned for 2015 with certification expected in 2017, supporting an aircraft entry into service in the fourth quarter of 2017. The engine design draws upon existing architectures and expertise which are the result of ongoing research and development investment, of approximately £1bn a year, which Rolls-Royce makes across its aerospace and non-aerospace businesses. Each previous member of the Trent engine family has been either the market leader, aircraft launch engine, or both.

CIT is one of the world’s leading aircraft leasing organizations and provides leasing and financing solutions — including operating leases, capital leases, loans and structuring, and advisory services — for commercial airlines worldwide. It owns and finances a fleet of more than 300 commercial aircraft and has more than 100 customers in approximately 50 countries.

About Rolls-Royce Holdings plc

Rolls-Royce is a world-leading provider of power systems and services for use on land, at sea and in the air. The company has customers in more than 120 countries, comprising more than 380 airlines and leasing customers, 160 armed forces, 4,000 marine customers, including 70 navies, and 1,600 energy and nuclear customers. Rolls-Royce is a technology leader, employing 55,000 people in offices, manufacturing and service facilities in 45 countries. rolls-royce.com

About CIT Aerospace

CIT Aerospace provides customized leasing and secured financing to operators of commercial and business aircraft.  Our financing services include operating leases, single investor leases, leveraged financing, sale and leaseback arrangements, as well as loans secured by equipment. cit.com/aerospace

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing.

CIT’s U.S. bank subsidiary CIT Bank (Member FDIC), BankOnCIT.com, offers a variety of savings options designed to help customers achieve their financial goals. cit.com

###

CIT MEDIA RELATIONS:

CIT - Farnborough

C. Curtis Ritter

Senior Vice President of Corporate Communications

+1-917-328-6977 (M)

+1-973-740-5390 (O)

Curt.Ritter@cit.com

CIT – USA

Matt Klein

Vice President, Media Relations

+1-973-597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

Senior Vice President

+1-973-740 -5058

Barbara.Callahan@cit.com